Exhibit 99.2

August 2, 2017

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company, our technology and our value propositions for customers and investors. We’ll discuss our operations in depth. And then we’ll share our strong second quarter results, including record revenue, net income and adjusted EBITDA, and organic revenue growth of 7.5%.

XPO is a top ten global logistics company with approximately $15 billion of revenue, operating as a highly integrated network of people, technology and physical assets. We use our network to help customers manage their goods more efficiently throughout their supply chains. We run our business under the single brand of XPO Logistics.

As context, we have two reporting segments: transportation and logistics. Approximately 63% of our revenue comes from transportation. The other 37% is logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

We’re not reliant on the economy of any one country, region or industry. About 60% of our revenue is generated in the United States, 13% comes from France and 12% from the UK. Of the balance, Spain is the next largest at 4% of revenue. In total, we operate in 31 countries with over 90,000 employees and 1,435 locations.

Our customer base is also highly diversified. The more than 50,000 customers we serve are in every major industry and touch every part of the economy. Retail and e-commerce accounts for the largest portion of our revenue at 26%, followed by food and beverage at 14%.

These are the key factors driving our high growth and returns:

•	Solid organic revenue growth supported by numerous tailwinds

•	Leadership positions in the fastest growing areas of transportation and logistics

•	$1 trillion addressable opportunity, of which we hold less than 1.5% market share

•	A strong presence in the high-growth e-commerce sector

•	Cutting-edge technology that differentiates each line of business

•	Numerous company-specific margin improvement opportunities

•	Low maintenance capex requirements

•	World-class operators who are laser-focused on driving results

•	Organizational track record of creating value through M&A integrations

In addition, we have a major opportunity to increase our profitability through the cross-fertilization of best practices. This is already paying dividends given the high caliber of our operations on both sides of the Atlantic. We’re sharing knowledge across all of our service offerings and geographies, with an emphasis on large-impact areas such as customer service, sales, safety, warehouse management, cross-dock operations, equipment maintenance, training and HR. The veteran operators who lead our business units are adept at integrating these practices into daily operations.

Our sales strategy is two-fold: earn a greater share of wallet with our existing customer base, and penetrate high-growth verticals where companies have a need for multiple XPO services.

We’ve made sizable investments in a world-class sales force that transforms how we go to market. We’ve more than tripled the number of strategic account managers, hired over 160 local account executives, and established growth-based incentives. Our salespeople now use a global CRM system, which puts them in a better position to serve our customers and drive returns. The $1.43 billion of sales we closed through June was a first-half record for our company, up 62% from $882 million a year ago.

In addition to sales initiatives, we have a large number of company-specific actions we’re taking to increase our adjusted EBITDA margin. We’re well on the way to increasing our margin by 200 basis points from about 8% in 2016 to 10% in 2018. Some of the larger opportunities are related to cost rationalization in centralized procurement, back office operations, real estate, workplace automation, labor productivity and other efficiencies.

Company Overview

We’ve meticulously built our global network to provide exceptional value for customers while generating high returns for our shareholders. The components are:

•	An intense customer service culture and a highly engaged employee base;

•	Best-in-class operators with specific strengths in each area of our business;

•	Cutting-edge, proprietary technology integrated on a cloud-based platform across all business offerings;

•	Ground transportation assets of 16,000 owned tractors; 39,000 trailers; 10,000 53-ft. intermodal boxes; and 5,400 chassis;

•	A non-asset transportation network of 11,000 trucks contracted via independent owner-operators, and more than 1 million brokered trucks;

•	438 cross-docks and 758 contract logistics facilities;

•	A business model that is asset-light overall, with assets accounting for just under a third of our revenue. Our estimated annual net capex is only about 3% of revenue; and

•	The ability to optimize entire supply chains through the utilization of multiple solutions.

Our industry is large, growing and fragmented, with underpenetrated market sectors and trends toward outsourcing. Many companies are seeking to consolidate their supply chain relationships. This is particularly true of large companies with multiple end-markets or multinational footprints.

All of these industry attributes play directly to our strengths of scale, density, service range and technology. We offer not only the convenience of a single source, but also the strength and stability of a global leader. XPO is the:

•	Largest last mile logistics provider for heavy goods in the U.S., a more than $13 billion sector that’s estimated to be growing at five to six times GDP;

•	Largest manager of expedited shipments in North America by ground, air and TMS technology;

•	Second largest contract logistics provider worldwide, with the largest outsourced e-fulfillment platform in Europe;

•	Second largest provider of less-than-truckload transportation in North America, and a leading LTL provider in Western Europe;

•	Second largest freight broker worldwide, with the largest owned road fleet in Europe;

•	Third largest provider of intermodal and drayage services in North America, a $22 billion opportunity.

In addition, we’re a top five global provider of managed transportation, and a global freight forwarder with an integrated network of ocean, air, ground and border services.

Looking solely at the industry sectors addressed by our service range, we have a total addressable opportunity of $1 trillion or more. Now let’s take a deeper look into XPO, starting with our technology.

Transformative Technology

XPO empowers its employees to deliver world-class service through technology, which is a pillar of our strategy. We place massive importance on innovation because we believe that great technology in the hands of well-trained employees is the ultimate competitive advantage in our industry. Our focus is on using innovation to differentiate our services and deliver tangible value to our customers and investors.

Our annual technology budget is approximately $425 million. We’ve built a highly scalable and integrated system on a cloud-based platform that speeds up innovation, with a global team of more than 1,600 IT professionals, including over 100 data scientists. We concentrate our efforts in four areas of innovation: automation; visibility and customer service; business-specific analytics; and far-reaching new capabilities. We have exciting developments underway in all the major areas of logistics.

We view our technology as being critical to continuously improving customer service and leveraging our scale. In transportation, we’re constantly enhancing our Freight Optimizer and Rail Optimizer systems and rolling out new capabilities for LTL.

In our last mile operations, we hold patents on industry-leading software for real-time workflow visibility and customer experience management. This gives us a competitive advantage in the last mile space, because it documents our ability to ensure a quality, on-time consumer experience with superior satisfaction ratings. Recently, we enhanced our applications to handle complex in-home installations, a trend in last mile.

In LTL, we rolled out 14,000 new handhelds and inspection tablets for drivers and dockworkers to enhance productivity and revenue collection from accessorials and ancillary services. We also rolled out new RFP and pricing systems for LTL, including robust pricing algorithms and profitability monitoring. These have improved the business intelligence we use for pricing, workforce planning and network optimization.

In logistics, the warehouses we run are becoming high-tech hubs, with advanced robotics, drones for inventory management and sophisticated predictive analytics for e-commerce. By predicting the flow of goods and future returns, we’re able to help our customers sell more successfully online. Our proprietary technology also facilitates omni-channel distribution, lean manufacturing support, aftermarket support, supply chain optimization and transportation management.

The logistics space is wide open for the development of exciting technologies, and our position as the industry’s leading champion of technology has led to important new advantages for our customers. We’re designing a next-generation logistics facility in collaboration with a blue chip customer in the consumer packaged goods space. It’s a testing ground where we’re bringing together, in a highly integrated way, all the things we do extremely well and using that as a launch pad for innovation. We’ll push each technology success out to our 750-plus logistics facilities around the world.

Logistics Operations

Contract Logistics

Contract logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that minimizes commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

Our logistics segment is led by two outstanding executives: Ashfaque Chowdhury, president of supply chain in the Americas and Asia Pacific, and Malcolm Wilson, managing director of supply chain in Europe.

Ashfaque joined XPO following 23 years at New Breed Logistics, one of our largest acquisitions, and initially led our technology and advanced solutions organizations for supply chain. He has a Ph.D. in engineering and a genuine passion for innovation.

Malcolm spent eight years with our acquisition Norbert Dentressangle, where he led the logistics business and was a member of the executive board. Under his leadership, the logistics operation achieved global scale and became Norbert Dentressangle’s largest revenue-producing unit, with leading e-fulfillment capabilities in Europe.

As the second largest logistics provider worldwide, we’re at the forefront of a $120 billion sector that’s estimated to grow at two to three times GDP. Globally, we have approximately 162 million square feet of logistics facility space. Our expansive network makes us particularly attractive to multinational customers, as do our vertical expertise, technology and engineering capabilities. When we secure a new logistics contract, the initial tenure is approximately five years on average, with a historical renewal rate of over 95%. These relationships can lead to cross-selling and a wider use of our services, such as inbound and outbound logistics.

Our logistics teams provide a range of services to customers, including highly engineered solutions and high-value-add services. We perform e-commerce fulfillment, order personalization, reverse logistics, packaging and labeling, distribution and managed transportation. We also collaborate with our larger customers to optimize their production flows.

Many of our customers are the preeminent names in retail and e-commerce, food and beverage, aerospace, technology, wireless, manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy.

We also have complementary strengths in different verticals in Europe and North America. For example, in Europe we’re a specialist in cold chain logistics, which includes some sectors that are less sensitive to economic cycles, such as food and beverage. This is helping us build our cold chain business in North America. In the U.S., we’re strong in aerospace and other high tech verticals, which is opening new doors in Europe.

We’ve built a global pipeline of approximately $1.6 billion of active logistics bids. The large wins we had in 2015 and early 2016 will continue to drive revenue growth through at least the end of this year, and many of the more recent contracts will be on line by this year.

Our operations performance team collaborates between North America and Europe to optimize our warehouses. The team is helping management at every site understand the gaps between average performance and great performance, and devise action plans for improvements. Workforce productivity is a huge lever for cost savings in our warehouse operations.

Managed Transportation

XPO is a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. Managed transportation is a non-asset service provided to shippers who want to outsource some or all of their transportation modes, together with associated activities. These activities can include freight handling such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other services.

Transportation Operations

Our other segment — transportation — includes our lines for truck brokerage and transportation, LTL, last mile, intermodal and drayage, expedite and global forwarding.

Truck Brokerage and Transportation

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation in North America and Europe. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes our brokerage operations, as well as contracted capacity with independent owner-operators.

Brokerage is compelling to us for a number of reasons. In addition to being variable cost, it has high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Brokerage is also valuable to most of our customers who use XPO for other lines of business. We’ve built a powerful truckload management system called Freight Optimizer that drives our brokerage operations in both North America and Europe.

In North America, our brokerage network includes approximately 38,000 independent carriers representing over a million trucks. That’s a big deal to shippers — they value our ability to find them trucks under all kinds of market conditions. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive freight, and freight that is high-value or high-security.

In Europe, the largest components of our transportation operations are LTL, dedicated transport and brokerage. These three service lines generate about three-quarters of our European transport EBITDA. We also have a non-dedicated truckload business that provides on-demand capacity for our customers.

Our transportation operations in Europe are in the experienced hands of Luis Gomez, managing director of transport. Luis started working in the transportation industry 20 years ago for the largest truck broker in Spain. That company was acquired by Norbert Dentressangle, and ultimately by XPO. Luis became managing director of the Iberian transport business for Norbert Dentressangle, and then head of global transport operations. He also served on the executive board. His knowledge of international transport markets has been instrumental in expanding high-growth areas of our service offering in Europe, such as dedicated truckload, LTL and brokerage.

Less-Than-Truckload (LTL)

LTL is a major success story for us in both North America and Europe. Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for line-haul, pick-up and delivery of pallets, and a network of terminals. In Western Europe, where we’re a leading LTL provider, we typically contract with independent carriers for some or most of the transportation, depending on the country. These relationships are supported by our terminals and staff.

XPO is recognized as the most reliable LTL carrier in North America. Our culture has a laser focus on on-time, damage-free performance. We have the largest single LTL network in the US, covering 99% of all zip codes, and one of the industry’s most modern fleets delivering nearly 60,000 shipments per day. We’ve significantly increased the number of salespeople dedicated to serving our LTL customer base.

Our head of LTL in North America is transportation veteran Tony Brooks. Tony is a career supply chain professional with over 30 years’ experience. He’s run complex transportation networks for some of the largest players in the industry, including Sears, Sysco and Dr. Pepper. Tony has instilled a culture of accountability that has focused the team on industry-leading customer service levels and profitable growth.

The LTL team in North America ramped up volumes in the second quarter, and nearly doubled adjusted operating income from $233 million in 2015 to $430 million in the trailing 12 months through June 2017. The adjusted operating ratio in the second quarter was 84.6% — the best adjusted operating ratio for our LTL operations in at least 20 years.

We’ve also continued to take significant costs out of our LTL network — we’re already up to a $190 million run rate of savings. The success we’re having with cost control is a big reason why our LTL business is on track to generate over $1 billion of EBITDA within five years.

We have a large number of initiatives underway in LTL to generate new business, increase yield, improve trailer utilization, and continue strict cost controls, among other initiatives. The next big efficiency for us is workforce utilization aligned with engineered standards. Our transformation and big data teams are using labor analytics to model an optimal solution for any given day based on the amount of work forecasted. They look at things like pick-up and delivery hours, dock hours, overtime, part-time labor and full-time labor. This is being executed in our European transport businesses as well.

Last Mile Logistics

Last mile is another asset-light operation, and an outsized performer in our service range. We manage the final delivery of goods to homes, using a network of contract carriers and white glove technicians for assembly and installation.

XPO is by far the largest U.S. facilitator for the home delivery of heavy goods. Our last mile customers include most of the big-box retailers in the U.S. who sell heavy goods — items such as appliances, furniture, exercise equipment and large electronics.

Our last mile business is an exciting combination of expertise, technology and scale that generates industry-leading consumer satisfaction ratings. We use our proprietary, state-of-the-art technology to enable real-time performance monitoring: consumers are surveyed within minutes of delivery to capture feedback and escalate any issues for prompt resolution. While goods are in transit, user-friendly mobile and web-based tracking tools let buyers self-monitor their orders while receiving automated appointment verifications by phone, email or text. The result is a consistently best-in-class home delivery experience at a national level.

E-commerce is an immense tailwind for last mile, and one that’s predicted to grow globally at double-digit rates through at least 2020. Within e-commerce, there’s an ongoing shift toward customers buying large, heavy items online. Given our specialization in heavy goods, this represents tremendous growth potential for us. Last year, we facilitated over 12 million last mile deliveries, and yet we hold just 7% share in the last mile space. Recently, we’ve won significant new contracts for the home delivery of appliances and mattresses.

In North America, in the second quarter, our IT team deployed new technology tools for route planning to drive even more efficiency in our growing last mile network. We’ve integrated last mile with our contract logistics and LTL networks to create a powerful value proposition that differentiates XPO in the retail and e-commerce sectors.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to apply our last mile technology and best practices. We recently established last mile operations in the UK, Ireland and the Netherlands.

Intermodal and Drayage

Intermodal and drayage are additional growth opportunities for us in North America. Both are asset-light operations involved in the long-haul portion of containerized freight movements. Services include rail brokerage, local drayage by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the U.S., with more than 2,200 independent owner-operators and access to another 25,000 drayage trucks.

Despite a sluggish intermodal environment due primarily to loose truck capacity, we’ve been able to increase our bidding activity and our sales trends have been improving. Our proprietary Rail Optimizer technology is a growth engine and a differentiator – earlier this year it helped us win the largest contract in XPO’s history. Overall, however, intermodal demand remains challenging and we see this mode as a longer-term opportunity.

Importantly for our customers, Rail Optimizer is also helping us achieve our best-ever intermodal on-time performance record, reduce empty miles, improve customer service levels and increase visibility across the network.

Expedite

We offer expedited transportation, a non-asset business, as part of our freight brokerage operations in North America. Expedited shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A large and separate component of our expedite operations is our proprietary transportation management platform, which awards loads electronically based on carriers’ online bids. These transactions primarily happen on a machine-to-machine basis. Our technology initiates a new auction on the internet every 12 minutes, and we take a fee for facilitating the entire process.

One secular driver of expedite demand is the trend toward just-in-time (JIT) urgent shipments. JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we can pivot very quickly, often saving our customers from disastrous monetary loss.

Our expedite group serves our other service lines as well. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of our integrated organization.

Global Forwarding

We provide non-asset global forwarding services in a $150 billion sector where customers depend on our domestic, cross-border and international expertise. The shipments we forward may have origins and destinations within the same country, or move between countries or continents. They may travel by ground, air, ocean, or some combination of these modes.

XPO has a network of independent market experts and licensed customs brokers who provide local oversight in thousands of key trade areas worldwide, and we hold OTI and NVOCC licenses. We believe that we can use our volume to purchase transportation more effectively for our global forwarding customers.

Service-Driven, Results-Oriented Culture

The common denominator across all areas of transportation and logistics is that customers want results. A zero-fail mindset is part of our DNA, dating back a quarter century to our roots in expedite. Anything less than stellar service is not an option for us.

Transportation customers want on-time pickup and delivery. Contract logistics customers want their goods to flow smoothly through the supply chain. All customers want visibility into flows, accurate documentation and damage-free handling. If a disruption does occur, customers expect to know about it right away and hear a solution. If you walk into an XPO office or facility, you’ll see that our people are trained to be professional, efficient and on top of things.

We see an opportunity to continue to differentiate XPO on the basis of phenomenal customer service in each of our service offerings. The litmus test is always our customer. Is the customer thrilled to have chosen XPO? Are we constantly improving the value we deliver? When we receive awards for operational excellence and performance from world-class companies such as Diebold, Navistar, Nissan, Nordstrom and Whirlpool, we know we’re doing our job.

We also want to continue to build on our leadership position in sustainability. XPO owns the largest natural gas truck fleet in Europe. We launched government-approved mega-trucks in Spain in 2016, which are expected to reduce CO2 emissions by over 25%. XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for two consecutive years, and in 2016 was awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency.

This year, we’ll lower the carbon footprint of trucking in Paris for the road transport portion of France’s first intermodal urban logistics shuttle. The Paris shuttle project is truly exciting. We’re proud to have been chosen for this landmark collaboration, which will provide economical and environmentally responsible service to the heart of Paris. Each Eurorail train shuttle will transport 60 container cars of goods. The goods will then be distributed on XPO trucks that use alternative fuels such as natural gas instead of diesel.

Many of our logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts, and we have systems in place to take immediate corrective action if needed. XPO packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

That sums up our many opportunities for value creation. Now it’s about operational excellence and further accelerating returns.

Financial Highlights

We started 2017 on a strong note by solidly beating our expectations for net income and adjusted EBITDA. On August 2, we released our results for the second quarter1, which again outperformed our expectations:

•	$3.76 billion of revenue

•	7.5% organic revenue growth year-over-year

•	$47.6 million of net income

•	$371 million of adjusted EBITDA

[1]	Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.

•	$75 million of adjusted net income

•	$216 million of cash flow from operations

•	Free cash flow of $98.1 million

Given the strong momentum in our current operations, we’ve raised our targets for adjusted EBITDA to at least $1.365 billion for this year, and at least $1.6 billion for 2018. These numbers don’t include any benefit from future acquisitions.

For 2017–2018, our target for cumulative free cash flow is approximately $900 million, including at least $350 million of free cash flow generated this year.

High Growth and High Returns

In summary, we’re continuing to execute our strategy for high growth and high returns from a strong financial position. We’ve met or exceeded every financial target we issued over the last five years, and we’re on track to do the same again this year, with a target of 17% EBITDA growth.

XPO is on the radar in every industry that requires transportation or logistics. Our ability to drive efficiencies in so many parts of the supply chain is a value proposition that clearly resonates with customers. This is particularly true in the e-commerce sector, where we can provide integrated transportation and logistics solutions that help manage demand. Most important, we have a deep bench of seasoned operators who know how to achieve results.

Our goal is always to help customers operate more efficiently and reduce their costs. We work closely with all types of companies to look at the entire supply chain, from point of origin to the end-consumer. This collaborative approach and our proprietary technology are major reasons why 63 of Fortune 100 companies use XPO. Our customers trust us with an average of 160,000 shipments and over seven billion inventory units every day.

We expect our performance to continue on a trajectory of high growth and high returns. Our sales organization is much larger and more integrated than it was even a year ago, and it’s feeding active bids into our $3.3 billion pipeline.

In addition, we have initiatives underway around the globe to continuously improve our performance and lower our procurement costs. Our global procurement team has already achieved an annual run rate of over $90 million in savings, and we’re using our technology to better utilize our labor and capacity — all while helping our customers manage their supply chains more efficiently.

In 2016, we not only made the Fortune 500 list for the first time, we were named the fastest-growing Fortune 500 company. This year, we’re the fastest-growing transportation company on the Fortune 500. Forbes has named us one of America’s best employers two years in a row.

We grew XPO into a global leader in four years primarily through acquisitions; then took the past 20 months to focus on growth through integration and optimization. Now the time is right for us to return to the M&A market. The integrations are winding down, we’ve improved the acquired operations, freed up bandwidth, and we’re ready to do it again.

On July 25, we completed a public offering of 11,000,000 shares of common stock at $60.50 per share. Of the 11,000,000 shares, 5,000,000 were sold directly to the underwriters at closing, and 6,000,000 are subject to forward sale agreements. We did the offering to pre-fund future acquisitions and demonstrate our financial capacity to sellers.

We’re looking for acquisitions that can add value to XPO — transportation and logistics companies with mission-critical offerings, an obsession with customer service and long-term customer relationships, where technology can make a difference. We have a thirst for accelerating service for our customers and returns for our shareholders.

Thank you for your interest!

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three and six-month periods ended June 30, 2016, and June 30, 2017, on a consolidated basis; free cash flow for the three and six-month periods ended June 30, 2016, June 30, 2017 and the full-year period ended December 31, 2016; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three and six-month periods ended June 30, 2016, and June 30, 2017; adjusted operating income for our North American less-than-truckload business for the three and six-month periods ended June 30, 2016 and June 30, 2017; and total organic revenue for the three-month periods ended June 30, 2016 and June 30, 2017.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. In particular, adjusted EBITDA, adjusted net income and adjusted EPS include adjustments for acquisition costs and related integration, transformation and rebranding initiatives as well as other adjustments that management has determined are not reflective of its business segments’ core operating activities. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

Accordingly, we believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables. We believe that total organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, acquisitions and divestitures, and fuel surcharges. Specifically, our total organic revenue reflects adjustments to (i) exclude revenue from our North American truckload operations, which were sold in October 2016, (ii) exclude the estimated revenue attributable to fuel, and (iii) apply a constant foreign exchange rate to both periods (based on average rates during the monthly periods) as set out in the attached tables.

Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income attributable to common shareholders, adjusted EPS, adjusted operating income for our North American less-than-truckload business and total organic revenue are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2017 and 2018 financial targets of adjusted EBITDA and our 2017 and 2017-2018 cumulative targets for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets, expected financial results for total revenue, operating income, organic revenue, cash flows from operating activities, payments for purchases of property and equipment less proceeds from sale of assets, depreciation and amortization expense and transaction, integration and rebranding costs. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.